CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated February 24, 2009 on the financial statements and financial highlights of Alternative Energy Fund, Asia Focus Fund, Asia Pacific Dividend Fund, China & Hong Kong Fund, Global Energy Fund, and Global Innovators Fund, each a series of shares of Guinness Atkinson Funds.   Such financial statements and financial highlights appear in the 2008 Annual Report to Shareholders, which is incorporated by reference in the Post-Effective Amendment to the Registration Statement on Form N-1A of the Guinness Atkinson Funds.  We also consent to the references to our Firm in the Registration Statement and Prospectus.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
April 30, 2009